Exhibit (c)(iv)

Jeff Miller
Property Description	UNIFORM RESIDENTIAL APPRAISAL REPORT	0000366 File No. 0000366

SUBJECT

Property Address 2 Marymont Ave	City Atherton	State CA Zip Code 94027

Legal Description Lot 26, Polhemus Acres		County San Mateo

Assessor's Parcel No. 070-012-090	Tax Year 03-04 R.E. Taxes $42,476.00 Special Assessments $0.00

Borrower n/a Current Owner Marymont LCC Occupant : ☐ Owner ☐ Tenant ☒ Vacant

Property rights appraised ☒ Fee Simple ☐ Leasehold	Project Type ☐ PUD ☐ Condominium (HUD/VA only) HOA $ /Mo.

Neighborhood or Project Name	Map Reference 790 B4 Census Tract 6114.00

Sale Price $ refi Date of Sale	Description and $ amount of loan charges/concessions to be paid by seller

Lender/Client Dover Investments	Address San Francisco, Cal.

Appraiser Jeff Miller	Address 542 El Camino Real Suite 300, San Carlos, CA 94070

NEIGHBORHOOD

Location	☐ Urban	☒ Suburban	☐ Rural	Predominant	Single family housing			Present land use %		Land use charge
Built up	☒ over 75%	☐ 25-75%	☐ Under 25%	occupancy	PRICE $(000)		AGE (yrs)	One family	100		☒ Not Likely ☐ Likely
Growth rate	☐ Rapid	☒ Stable	☐ Slow	☒ Owner	2+mil	Low	0	2-4 family			☐ in process
Property values	☐ Increasing	☒ Stable	☐ Declining	☐ Tenant	8+m	High	55	Multi-family		To:
Demand/supply	☐ Shortage	☒ in balance	☐ Over supply	☒ Vacant (0-5%)	Predominant			Commercial
Marketing time	☒ Under 3 mos.	☒ 3-6 mos.	☐ Over 6 mos	☐ Vac. (over 5%)	4-5 mil+		40

Note: Race and the racial composition of the neighborhood are not appraisal factor.
Neighborhood boundaries and characteristics: Redwood City border north, El Camino Real east, Valparaiso Avenue south, and Alameda de las Pulgas west.

Factors that affect the marketability of the properties in the neighborhood (proximity to employment and amenities, employment stability, appeal to market, etc.):
Subject is located in the prestigious residential community of Atherton in southern San Mateo Cty, immediately south of Redwood City. Area is comprised primarily of good to customer sfrs', situated on acre+- level sites, many of which have been totally renovated, enlarged or rebuilt and values can reach into the 10-15 million dollar range. All community services are located in adjacent RWC or Menlo Park, as well as other Peninsula communities north and south along Hwy 101. Easy access to this and expressways for commute into San Francisco or Silicon Valley employment centers.

Market conditions in the subject neighborhood (including support for the above conclusions related to the trend of property values, demand/supply, and marketing time—such as data on competitive properties for sale in the neighborhood, description of the prevalence of sales and financing concessions, etc.):
Market conditions are still strong though market has tempered from past two+ years of multiple and overbidding wars. Properties are still selling but with one-two offers, within 30-90 days and closer to asking prices. Larger, customer home properties whose values reach into the low millions obviously have an extended marketing period.

PUD

Project information for PUDS (if applicable)—Is the developer/builder in control of the Home Owner's Association (HOA)?									☐ Yes ☐ No
Approximate total number of units in the subject project Approximate total number of units for sale in the subject project:
Describe common elements and recreational facilities:

SITE

Dimensions	See plat						Topography	Level
Site area	42,532 sf per Metroscan Corner Lot ☒ Yes ☐ No						Size	Typical of area
Specific zoning classification and description R-1001A-sf residential							Shape	Mostly rectangular
Zoning compliance ☒ Legal ☐ Legal nonconforming (Grandfathered use) ☐ Illegal ☐ No zoning							Drainage	Appears adequate
Highest & best use as improved: ☒ Present use ☐ Other use (explain)							View	Wooded

Utilities	Public	Other	Off-site improvements	Type	Public	Private	Landscaping	Gd quality
Electricity	☒		Street	Asphalt	☒	☐	Driveway Surface	asphalt
Gas	☒		Curb/gutter	asphalt	☒	☐	Apparent easements	See prelim
Water	☒		Sidewalk	none	☐	☐	FEMA Special Flood Hazard	☐ Yes ☒ No
Sanitary sewer	☒		Street lights	none	☐	☐	Fema Zone C Map Date
Storm sewer	☒		Alley	none	☐	☐	Fema Map No.

Comments (apparent adverse easements, encroachments, special assessments, slide areas, illegal or legal nonconforming zoning use, etc.) : Lender to verify flood. Subject is a level corner site in quiet residential nbhd of NW Atherton. Good size, level, wooded site with good quality l/s thruout and no adverse influences noted. See pre for easements of record

DESCRIPTION OF IMPROVEMENTS

GENERAL DESCRIPTION		EXTERIOR DESCRIPTION		FOUNDATION		BASEMENT		INSULATION
No. of Units	1	Foundation	Concrete	Slab	No	Area Sq. Ft.	1,000	Roof	☐
No. of Stories	2	Exterior Walls	Stucco	Crawl Space	Yes	% Finished	100	Ceiling	☒
Type (Det./Att.)	Detached	Roof Surface	Comp	Basement	Yes	Ceiling	Drywall	Walls	☒
Design (Style)	Custom	Gutters & Dwnspts.	Metal	Sump Pump	Yes	Walls	Drywall	Floor	☒
Existing/Proposed	Existing	Window Type	Dbl pane	Dampness	None noted	Floor	Cpt,tile/Gd	None	☐
Age (Yrs.)	2	Storm/Screens	Yes	Settlement	None noted	Outside Entry	Yes	Unknown	☐
Effective Age (Yrs.)	new	Manufactured House	No	Infestation	None noted

ROOMS	Foyer	Living	Dining	Kitchen	Den	Family Rm.	Rec. Rm.	Bedrooms	# Baths	Laundry	Other	Area Sq. Ft.

Basement							1		1		theatre	1,000

Level 1	x	1	1	1	library	1		1	1.5	1	nook	3,547

Level 2								4	4		sitting	2,856

gsthse	x	1	a	1		1		1	1			751

Finished are above grade contains:				17 rooms	6 Bedrooms(s);		6.5 Bath(s);			6,403 Square Feet of Gross Living Area

INTERIOR	Materials/Condition	HEATING		KITCHEN EQUIP.		ATTIC		AMENITIES			CAR STORAGE
Floors	Mbl,stone,cpt/New	Type	Fau	Refrigerator	☐	None	☐	Fireplace(s)	# 4	☒	None	☐
Walls	Drywall/New	Fuel	Gas	Range/Oven	☒	Stairs	☐	Patio	Stone,conc	☒	Garage	# of cars
Trim/Finish	Mbl,tile,stn/New	Condition	New	Disposal	☒	Drop Stair	☐	Deck	Wood	☐	Attached
Bath Floor	Stone,cpt/New	COOLING	Yes	Dishwasher	☒	Scuttle	☒	Porch	Covered	☒	Detached	3
Bath Wainscot	Mbl,stone/New	Central	Yes	Fan/Hood	☒	Floor	☐	Fence	Wood	☒	Built-in
Doors	Solid/Gd	Other		Microwave	☒	Heated	☐	Pool	In-ground	☒	Carport
		Condition	New	Washer/Dryer	☐	Finished	☐	spa		☒	Driveway	several

COMMENTS

Additional features (special energy efficient items, etc.): See addendum.

Condition of the improvements, depreciation (physical, functional, and external), repairs needed, quality of construction, remodeling/additions, etc.: Like new construction of a customer quality home.

Adverse environmental conditions (such as, but not limited to, hazardous wastes, toxic substances, etc.) present in the improvements, on the site, or in the immediate vicinity of the subject property: No adverse environmental conditions observed during inspection.

Freddie Mac Form 70 6/93	PAGE 1 OF 2	Fannie Mae Form 1004 6/93

Form UA2—"TOTAL for Windows" appraisal software by a la mode, inc.—1-800-ALAMODE

Valuation Section	Jeff Miller UNIFORM RESIDENTIAL APPRAISAL REPORT	0000366 File No. 0000366

COST APPROACH

ESTIMATED SITE VALUE	= $ 2,500,000	Comments on Cost Approach (such as, source of cost estimate, site value,
ESTIMATED REPRODUCTION COST-NEW-OF IMPROVEMENTS:		square foot calculation and for HUD, VA and FmHA, the estimated
Dwelling	6,403 Sq. Ft. @ $ 500.00 = $ 3,201,500	remaining economic life of the property): Cost estimates from Marshall and
	1,000 Sq. Ft. @ $ 250.00 = 250,000	Swift Cost Handbook.
	=	Land value and its ratio to total improvement value is typical for the area.
Garage/Carport	756 Sq. Ft. @ $ 50.00 = 37,800	Land value by extraction. Physical depreciation is determined via
Total Estimated Cost New	= $ 3,489,300	the observed age-life method.
Less	Physical	Functional	External
Depreciation				= $
Depreciated Value of Improvements				= $ 3,489,300
"As-is" Value of Site Improvements				= $ 200,000
INDICATED VALUE BY COST APPROACH				= $ 6,189,300

SALES COMPARISON ANALYSIS

ITEM	SUBJECT			COMPARABLE NO. 1				COMPARABLE NO. 2				COMPARABLE NO. 3

2 Marymont Ave Address Atherton				82 Linda Vista Ave Atherton				326 Atherton Ave Atherton				338 Fletcher Dr Atherton

Proximity to Subject				1.50 miles				1.88 miles				1.96 miles

Sales Price	$		refi				$7,200,000				$4,950,000				$5,125,000

Price/Gross Living Area	$		☒	$937.50 ☒				$798.39 ☒				$675.59 ☒

Data and/or Verification Source	Inspection			MLS-320622/Metroscan Doc-122952				MLS-328215/Metroscan Doc-256694				MLS-346196/Metroscan Doc-242205

VALUE ADJUSTMENTS	DESCRIPTION			DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.

Sales or Financing Concessions				Conv Ctnl				Conv Ctnl				Conv Ctnl

Date of Sale/Time				5/7/03 COE				9/18/03 COE				9/9/03 COE

Location	Very Good			Superior			-360,000	Superior			-247,500	V. Good

Leasehold/Fee Simple	Fee			Fee				Fee				Fee

Site	42,532 sf per Me			44430				47916				48365

View	Nbhd			Nbhd				Nbhd				Nbhd

Design and Appeal	Custom			Custom				French				Mediterranean

Quality of Construction	Custom			Custom				Custom				Custom

Age	2			7				16				New

Condition	Good			Good				Good				New

Above Grade	Total	Bdrms	Baths	Total	Bdrms	Baths		Total	Bdrms	Baths		Total	Bdrms	Baths
Room Count	12	5	5.5	14	6	6.5	-25,000	11	5	5.5		12	6	5.5

Gross Living Area	6,403 Sq. Ft.			7,680 Sq. Ft.			-638,500	6,200 Sq. Ft.			+101,500	7,586 Sq. Ft.			-591,500

Basement & Finished	1,000			None			+100,000	None			+100,000	None			+100,000
Rooms Below Grade	100

Functional Utility	Good			Good				Good				Good

Heating/Cooling	Fau			Fau				Fau				Fau

Energy Efficient Items	Typical			Typical				Typical				Typical

Garage/Carport	3 Car			3 Car				3 Car				3 Car

Porch, Patio, Deck, Fireplace(s), etc.	Patios, l/s 4			Similar 4				Similar 4				Similar 3

Fence, Pool, etc.	Pool, spa			Pool, spa				Pool, spa				Pool, spa

	Guest house			Guest house				Studio			+50,000	None			+100,000

Net Adj. (total)				☐ + ☒ -			$923,500	☒ + ☐ -			$4,000	☐ + ☒ -			$391,500

Adjusted Sales Price of Comparable							$6,276,500				$4,954,000				$4,733,500

Comments on Sales Comparison (including the subject property's compatibility to the neighborhood, etc.): See attached addenda.

ITEM	SUBJECT			COMPARABLE NO. 1				COMPARABLE NO. 2				COMPARABLE NO. 3

Date, Price and Data Source, for prior sales within year of appraisal	n/a			n/a				n/a				n/a

Analysis of any current agreement of sale, option, or listing of subject property and analysis of any prior sales of subject and comparables within one year of the date of appraisal:
Subject was listed initially 1/24/02 at $11,900,000, dropped to $9.9m 3/18/02, to $8.5m 6/5/02, to $7.75 9/25/02, to $6.9m 3/7/03 and taken off the market 9/6/03.

INDICATED VALUE BY SALES COMPARISON APPROACH															$6,100,000
INDICATED VALUE BY INCOME APPROACH (if Applicable) Estimated Market Rent $ /Mo. × Gross Rent Multiplier															= $

RECONCILIATION

This appraisal is made ☒ "as is" ☐ subject to the repairs, alterations, inspections or conditions listed below ☐ subject to completion per plans
& specifications
Conditions of Appraisal: No conditions. This appraisal is intended for use by lender/client for mortgage finance transaction only and is not intended for any other use.

Final Reconciliation: The Sales Comparison Analysis is given the most consideration in the final estimation of value, being based on actual transactions in the marketplace, reflecting buyer and seller attitudes. The income approach is not utilized as home is new construction and not leased.

The purpose of this appraisal is to estimate the market value of the real property that is the subject of this report, based on the above conditions and the certification, contingent and limiting conditions, and market value definition that are stated in the attached Freddie Mac Form 439/FNMA form 1004B (Revised                         ).
I (WE) ESTIMATE THE MARKET VALUE, AS DEFINED, OF THE REAL PROPERTY THAT IS THE SUBJECT OF THIS REPORT, AS OF   12/15/03
 (WHICH IS THE DATE OF INSPECTION AND THE EFFECTIVE DATE OF THIS REPORT) TO BE    $  6,100,000

APPRAISER: Jeff Miller		SUPERVISORY APPRAISER (ONLY IF REQUIRED):
Signature /s/ Jeff Miller		Signature	☐ Did ☐ Did Not
Name Jeff Miller		Name	Inspect Property
Date Report Signed December 27, 2003		Date Report Signed
State Certification # AR007553	State Ca	State Certification #	State
Or State License #	State	Or State License #	State

Freddie Mac Form 70 6/93	PAGE 2 OF 2	Fannie Mae Form 1004 6/93
Form UA2—"TOTAL for Windows" appraisal software by a la mode, inc.—1-800-ALAMODE

UNIFORM RESIDENTIAL APPRAISAL REPORT MARKET DATA ANALYSIS

SALES COMPARISON ANALYSIS

These recent sales of properties are most similar and proximate to subject and have been considered in the market analysis. The description includes a dollar adjustment, reflecting market reaction to those items of significant variation between the subject and comparable properties. If a significant item in the comparable property is superior to, or more favorable than, the subject property, a minus (-) adjustment is made, thus reducing the indicated value of the subject. If a significant item in the comparable is inferior to, or less favorable than, the subject property, a plus (+) adjustment is made, thus increasing the indicated value of the subject.

ITEM	SUBJECT			COMPARABLE NO. 4				COMPARABLE NO. 5				COMPARABLE NO. 6

2 Marymont Ave Address Atherton				30 Marymont Dr Atherton				70 Linda Vista Ave Atherton				249 Selby Lane Atherton

Proximity to Subject				1.58 miles				1.49 miles				1.11 miles

Sales Price	$		refi				$3,050,000				$7,500,000				$5,995,000

Price/Gross Living Area	$		☒	$1040.96 ☒				$1339.29 ☒				$749.38 ☒

Data and/or Verification Sources	Inspection			MLS-Metroscan MLS-353658				MLS-Metroscan MLS-343729				MLS-Metroscan MLS-354882

VALUE ADJUSTMENTS	DESCRIPTION			DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.

Sales or Financing Concessions				Conv Ctnl				Current List				Current List

Date of Sale/Time				12/3/03 COE				8/1/03 LD				9/29/03 LD

Location	Very Good			V. Good				Superior			-375,000	V. Good

Leasehold/Fee Simple	Fee			Fee				Fee				Fee

Site	42,532 sf per Me			43316				42768				45390

View	Nbhd			Nbhd				Nbhd				Nbhd

Design and Appeal	Custom			Ranch				Mediterranean				Mediterranean

Quality of Construction	Custom			Good			+1,000,000	Custom				Custom

Age	2			55				76				New

Condition	Good			Good				Good				New

Above Grade	Total	Bdrms	Baths	Total	Bdrms	Baths		Total	Bdrms	Baths		Total	Bdrms	Baths
Room Count	12	5	5.5	9	4	3	+112,500	12	5	4.5		12	6	5.6

Gross Living Area	6,403 Sq. Ft.			2,930 Sq. Ft.			+1,736,500	5,600 Sq. Ft.			+401,500	8,000 Sq. Ft.			-798,500

Basement & Finished	1,000			None			+100,000	Unfin			+100,000	Similar
Rooms Below Grade	100

Functional Utility	Good			Good				Good				Good

Heating/Cooling	Fau			Fau				Fau				Fau

Energy Efficient Items	Typical			Typical				Typical				Typical

Garage/Carport	3 Car			2 Car			+10,000	3 Car				3 Car

Porch, Patio, Deck, Fireplace(s), etc.	Patios, l/s 4			Patio 1			+50,000	Similar 4				Similar 3

Fence, Pool, etc.	Pool, spa			Pool			+25,000	Pool, spa				None			+100,000

	Guest house			None			+100,000	Guest House				None			+100,000

Net Adj. (total)				☒ + ☐ -			$3,134,000	☒ + ☐ -			$126,500	☐ + ☒ -			$598,500

Adjusted Sales Price of Comparable							$6,184,000				$7,626,500				$5,396,500

Date, Price and Data Source, for prior sales within year of appraisal	n/a			n/a				n/a				n/a

Comments:

Market Data Analysis 6-93

UNIFORM RESIDENTIAL APPRAISAL REPORT MARKET DATA ANALYSIS

SALES COMPARISON ANALYSIS

These recent sales of properties are most similar and proximate to subject and have been considered in the market analysis. The description includes a dollar adjustment, reflecting market reaction to those items of significant variation between the subject and comparable properties. If a significant item in the comparable property is superior to, or more favorable than, the subject property, a minus (-) adjustment is made, thus reducing the indicated value of the subject. If a significant item in the comparable is inferior to, or less favorable than, the subject property, a plus (+) adjustment is made, thus increasing the indicated value of the subject.

ITEM	SUBJECT			COMPARABLE NO. 7				COMPARABLE NO. 8				COMPARABLE NO. 9

2 Marymont Ave Address Atherton				52 Monte Vista Ave Atherton

Proximity to Subject				1.36 miles

Sales Price	$		refi				$6,900,000				$				$

Price/Gross Living Area	$		☒	$1114.70 ☒				$ ☒				$ ☒

Data and/or Verification Sources	Inspection			MLS-Metroscan MLS-337242

VALUE ADJUSTMENTS	DESCRIPTION			DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.	DESCRIPTION			+(-)$ Adjust.

Sales or Financing Concessions				Current List

Date of Sale/Time				6/30/03 LD

Location	Very Good			Superior			-345,000

Leasehold/Fee Simple	Fee			Fee

Site	42,532 sf per Me			43164

View	Nbhd			Nbhd

Design and Appeal	Custom			Traditional

Quality of Construction	Custom			Custom

Age	2			7

Condition	Good			Good

Above Grade	Total	Bdrms	Baths	Total	Bdrms	Baths		Total	Bdrms	Baths		Total	Bdrms	Baths
Room Count	12	5	5.5	12	5	4.5	+25,000

Gross Living Area	6,403 Sq. Ft.			6,190 Sq. Ft.			+106,500	Sq. Ft.				Sq. Ft.

Basement & Finished	1,000			None			+100,000
Rooms Below Grade	100

Functional Utility	Good			Good

Heating/Cooling	Fau			Fau

Energy Efficient Items	Typical			Typical

Garage/Carport	3 Car			3 Car

Porch, Patio, Deck, Fireplace(s), etc.	Patios, l/s 4			Similar 4

Fence, Pool, etc.	Pool, spa			Pool, spa

	Guest house			Guest House

Net Adj. (total)				☐ + ☒ -			$113,500	☐ + ☐ - $				☐ + ☐ - $

Adjusted Sales Price of Comparable							$6,786,500				$				$

Date, Price and Data Source for prior sales within year of appraisal	n/a			n/a

Comments:

Market Data Analysis 6-93

Supplemental Addendum	File No. 0000366

Borrower/Client n/a

Property Address 2 Marymont Ave

City Atherton	County San Mateo	State Ca	Zip Code 94027

Lender Dover Investments

Features-Cont:
Subject is a one+ year old Colonial style home located in the prestigious Atherton community. It is situated on a 1.06 acre, level site with professional landscaping in place and appeal is excellent. Home is superbly constructed and exterior improvements also include gust house, pool, spa and the park-like grounds.

Quality is above that of the "quasi-Mediterranean style homes that have been built over the past several years that were to take advantage of the meteoric rise in property values coinciding with the Silicon Valley boom that took place several years ago. In that regard, values have dropped significantly in this marketplace, as evidenced by the fact that the subject was originally listed at $11,900,000 in 1/02.

However again, subject is an excellent quality home with top quality features, material and workmanship evident throughout. Detailed and intricate m,moldings, wainscoting, marble and stone work of accomplished and expert tradesmen are beyond approach. Also installed are a state of the art theater system at the basement level, electronics and security system at a figure reportedly +-$300k, which includes LCD display screens thruout many rooms and has stereo, TV and security capabilities.

1o" ceilings, crown moldings, coved ceilings, herringbone patterned hardwood floors, cherrywood cabinetry, Miele dishwasher, Sub Zero fridges, Thermador ovens, Viking range as well as custom quality hardware and fixtures installed in kitchen.

Bedrooms have upgrade carpets, enormous walk-in closets, mirror wardrobe doors, crown, recessed lites.
Baths with tumbled marble and granite finishes.

Master br suite with sitting room, heavy crown and baseboard, walk-ins, bath with oversize jacuzzi tub, oversize granite shower, double vanities, bidet, etc.

Guest house is similarly finished and has Lr with fireplace, game room, kitchenette, bedroom with custom bath.

Pool and spa grounds have l/sa thruout as noted, arbors, brick and aggregate walks, lawn expanses, shrubbery, planters etc.

In addition, basement level as noted has rec room, theatre, 1400 bottle wine cellar, wet bar, full granite bath.

These and other features are included in a flyer for the property which is attached as an addenda to the report.

• URAR: Sales Comparison Comments
As noted, hi-end market has softened significantly since the slowdown in the Silicon Valley marketplace., The properties that were routinely selling to the dot-com marketplace are now sitting for longer periods of time as uncertainty in the economy and world affairs has affected this segment. However, its is noted that activity has again picked up and showings are more evident. However, ist is obvious that the sales data is limited and the comps utilized in this report were sel3ected after a thorough search of MLS, CMDC and Metroscan data sources. They include older sales, current listings and a sale of a smaller home on the subject's street.

Comps are adjusted for size, at $500. per ft., amenities as noted, basement finish, guest house and quality in Comp 4, the small rancher on the subject street. This property is not truly comparable to the subject, but shows value of the site in this location and is used to demonstrate same; three million dollar price virtually for the land.

Other comps are custom quality homes in the same and general area. Comps closer to central Atherton are adjusted at 5% for location, as subject sits adjacent to Redwood City border where lower valued properties are evident whereas other homes have similar estate properties as their neighbors.
These properties are considered similar in most characteristics, though obviously they are all custom finished to individual tastes; however, all quality and workmanship is assumed to be excellent to be marketable to the buyer pool at this level. Prices received and asked range circa $5 million to $7 million +- and this is a range considered reasonable and accurate at this time for these properties. As noted, market has softened and in addition the holiday season is traditionally soft, but the economy has picked up, interest rates are still near historic lows, and activity is expected to resume once again. The Bay Area is still a very high demand destination, and this area is one of the most desirable and prestigious in Northern California and beyond that, in the entire US.

Subject is a extraordinary property and one of the finest I have seen in over 25 years of real estate activity. The final estimate of value is within the range portrayed by all comps utilized and considered and is felt to be reasonable and accurate at this time, bracketed and supported by same.

DEFINITION OF MARKET VALUE: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what he considers his own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions* granted by anyone associated with the sale.

  *
  Adjustments to the comparables must be made for special or creative financing or sales concessions. No adjustments are necessary for those costs which are normally paid by sellers as a result of tradition or law in a market area; these costs are readily identifiable since the seller pays these costs in virtually all sales transactions. Special or creative financing adjustments can be made to the comparable property by comparisons to financing terms offered by a third party institutional lender that is not already involved in the property or transaction. Any adjustment should not be calculated on a mechanical dollar for dollar cost of the financing or concession but the dollar amount of any adjustment should approximate the market's reaction to the financing or concessions based on the appraiser's judgement.

STATEMENT OF LIMITING CONDITIONS AND APPRAISER'S CERTIFICATION

CONTINGENT AND LIMITING CONDITIONS: The appraiser's certification that appears in the appraisal report is subject to the following conditions:

1. The appraiser will not be responsible for matters of a legal nature that affect either the property being appraised or the title to it. The appraiser assumes that the title is good and marketable and, therefore, will not render any opinions about the title. The property is appraised on the basis of it being under responsible ownership.

2. The appraiser has provided a sketch in the appraisal report to show approximate dimensions of the improvements and the sketch is included only to assist the reader of the report in visualizing the property and understanding the appraiser's determination of its size.

3. The appraiser has examined the available flood maps that are provided by the Federal Emergency Management Agency (or other data sources) and has noted in the appraisal report whether the subject site is located in an identified Special Flood Hazard Area. Because the appraiser is not a surveyor, he or she makes no guarantees, express or implied, regarding this determination.

4. The appraiser will not give testimony or appear in court because he or she made an appraisal of the property in question, unless specific arrangements to do so have been made beforehand.

5. The appraiser has estimated the value of the land in the cost approach at its highest and best use and the improvements at their contributory value. These separate valuations of the land and improvements must not be used in conjunction with any other appraisal and are invalid if they are so used.

6. The appraiser has noted in the appraisal report any adverse conditions (such as, needed repairs, depreciation, the presence of hazardous wastes, toxic substances, etc.) observed during the inspection of the subject property or that he or she became aware of during the normal research involved in performing the appraisal. Unless otherwise stated in the appraisal report, the appraiser has no knowledge of any hidden or unapparent conditions of the property or adverse environmental conditions (including the presence of hazardous wastes, toxic substances, etc.) that would make the property more or less valuable, and has assumed that there are no such conditions and makes no guarantees or warranties, express or implied, regarding the condition of the property. The appraiser will not be responsible for any such conditions that do exist or for any engineering or testing that might be required to discover whether such conditions exist. Because the appraiser is not an expert in the field of environmental hazards, the appraisal report must not be considered as an environmental assessment of the property.

7. The appraiser obtained the information, estimates, and opinions that were expressed in the appraisal report from sources that he or she considers to be reliable and believes them to be true and correct. The appraiser does not assume responsibility for the accuracy of such items that were furnished by other parties.

8. The appraiser will not disclose the contents of the appraisal report except as provided for in the Uniform Standards of Professional Appraisal Practice.

9. The appraiser has based his or her appraisal report and valuation conclusion for an appraisal that is subject to satisfactory completion, repairs, or alterations on the assumption that completion of the improvements will be performed in a workmanlike manner.

10. The appraiser must provide his or her prior written consent before the lender/client specified in the appraisal report can distribute the appraisal report (including conclusions about the property value, the appraiser's identity and professional designations, and references to any professional appraisal organizations or the firm with which the appraiser is associated) to anyone other than the borrower; the mortgagee or its successors and assigns; the mortgage insurer; consultants; professional appraisal organizations; any state or federally approved financial institution; or any department, agency, or instrumentality of the United States or any state or the District of Columbia; except that the lender/client may distribute the property description section of the report only to data collection or reporting service(s) without having to obtain the appraiser's prior written consent. The appraiser's written consent and approval must also be obtained before the appraisal can be conveyed by anyone to the public through advertising, public relations, news, sales, or other media.

Freddie Mac Form 439 6-93	Page 1 of 2	Fannie Mae Form 1004B 6-93
Jeff Miller Form ACR—"TOTAL for Windows" appraisal software by a la mode, inc.—1-800-ALAMODE

APPRAISER'S CERTIFICATION: The Appraiser certifies and agrees that:

1. I have researched the subject market area and have selected a minimum of three recent sales of properties most similar and proximate to the subject property for consideration in the sales comparison analysis and have made a dollar adjustment when appropriate to reflect the market reaction to those items of significant variation. If a significant item in a comparable property is superior to, or more favorable than, the subject property, I have made a negative adjustment to reduce the adjusted sales price of the comparable and, if a significant item in a comparable property is inferior to, or less favorable than the subject property, I have made a positive adjustment to increase the adjusted sales price of the comparable.

2. I have taken into consideration the factors that have an impact on value in my development of the estimate of market value in the appraisal report. I have not knowingly withheld any significant information from the appraisal report and I believe, to the best of my knowledge, that all statements and information in the appraisal report are true and correct.

3. I stated in the appraisal report only my own personal, unbiased, and professional analysis, opinions, and conclusions, which are subject only to the contingent and limiting conditions specified in this form.

4. I have no present or prospective interest in the property that is the subject to this report, and I have no present or prospective personal interest or bias with respect to the participants in the transaction. I did not base, either partially or completely, my analysis and/or the estimate of market value in the appraisal report on the race, color, religion, sex, handicap, familial status, or national origin of either the prospective owners or occupants of the subject property or of the present owners or occupants of the properties in the vicinity of the subject property.

5. I have no present or contemplated future interest in the subject property, and neither my current or future employment nor my compensation for performing this appraisal is contingent on the appraised value of the property.

6. I was not required to report a predetermined value or direction in value that favors the cause of the client or any related party, the amount of the value estimate, the attainment of a specific result, or the occurrence of a subsequent event in order to receive my compensation and/or employment for performing the appraisal. I did not base the appraisal report on a requested minimum valuation, a specific valuation, or the need to approve a specific mortgage loan.

7. I performed this appraisal in conformity with the Uniform Standards of Professional Appraisal Practice that were adopted and promulgated by the Appraisal Standards Board of The Appraisal Foundation and that were in place as of the effective date of this appraisal, with the exception of the departure provision of those Standards, which does not apply. I acknowledge that an estimate of a reasonable time for exposure in the open market is a condition in the definition of market value and the estimate I developed is consistent with the marketing time noted in the neighborhood section of this report, unless I have otherwise stated in the reconciliation section.

8. I have personally inspected the interior and exterior areas of the subject property and the exterior of all properties listed as comparables in the appraisal report. I further certify that I have noted any apparent or known adverse conditions in the subject improvements, on the subject site, or on any site within the immediate vicinity of the subject property of which I am aware and have made adjustments for these adverse conditions in my analysis of the property value to the extent that I had market evidence to support them. I have also commented about the effect of the adverse conditions on the marketability of the subject property.

9. I personally prepared all conclusions and opinions about the real estate that were set forth in the appraisal report. If I relied on significant professional assistance from any individual or individuals in the performance of the appraisal or the preparation of the appraisal report, I have named such individual(s) and disclosed the specific tasks performed by them in the reconciliation section of this appraisal report. I certify that any individual so named is qualified to perform the tasks. I have not authorized anyone to make a change to any item in the report; therefore, if an unauthorized change is made to the appraisal report, I will take no responsibility for it.

SUPERVISORY APPRAISER'S CERTIFICATION: If a supervisory appraiser signed the appraisal report, he or she certifies and agrees that: I directly supervise the appraiser who prepared the appraisal report, have reviewed the appraisal report, agree with the statements and conclusions of the appraiser, agree to be bound by the appraiser's certifications numbered 4 through 7 above, and am taking full responsibility for the appraisal and the appraisal report.

ADDRESS OF PROPERTY APPRAISED:   2 Marymont Ave, Atherton, Ca 94027

APPRAISER:		SUPERVISORY APPRAISER (only if required):
Signature /s/ Jeff Miller		Signature
Name Jeff Miller		Name
Date Signed December 27, 2003		Date Signed
State Certification # AR007553	State Ca	State Certification #	State
Or State License #	State	Or State License #	State

Expiration Date of Certification or License:	12/27/2004	Expiration Date of Certification or License:

Freddie Mac Form 439 6-93	Page 2 of 2	Fannie Mae Form 1004B 6-93
Jeff Miller Form ACR—"TOTAL for Windows" appraisal software by a la mode, inc.—1-800-ALAMODE